Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2017 Fourth Quarter
and Full Year Financial Results
EAST AURORA, NY, February 26, 2018 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace, defense and semiconductor industries, today reported financial results for the three and twelve months ended December 31, 2017. Results include the acquisitions of Custom Control Concepts (“CCC”) on April 3, 2017 and Telefonix on December 1, 2017 (collectively, the "Acquired Businesses").

	Three Months Ended			Year Ended
	December 31, 2017	December 31, 2016	% Change	December 31, 2017	December 31, 2016	% Change

Sales	$171,318	$154,068	11.2%	$624,464	$633,123	(1.4)%
Gross profit	$32,153	$36,486	(11.9)%	$137,113	$159,467	(14.0)%
Gross margin	18.8%	23.7%		22.0%	25.2%
Impairment loss	$16,237	—		$16,237	—
SG&A	$24,012	$21,082	13.9%	$90,516	$86,328	4.9%
SG&A percent of sales	14.0%	13.7%		14.5%	13.6%
Income (Loss) from Operations	$(8,096)	$15,404	(152.6)%	$30,360	$73,139	(58.5)%
Operating margin %	(4.7)%	10.0%		4.9%	11.6%
Net (Loss) Income	$(5,653)	$9,885	(157.2)%	$19,679	$48,424	(59.4)%
Net Income %	(3.3)%	6.4%		3.2%	7.6%

Peter J. Gundermann, President and Chief Executive Officer, commented, "There were many moving parts in our fourth quarter. Quarterly revenue was our highest of the year, up 13% over the average of the first three quarters. Had we not been challenged by a combination of program and award delays, our top line would have been substantially stronger. These delays had the effect of sliding revenue from 2017 into 2018. And, as previously announced, we booked an impairment charge of $16.2 million associated with goodwill from the Armstrong Aerospace acquisition we made three years ago."

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

He continued, “The best news, however, was bookings of $237 million, our highest level ever, leaving us at year-end with a backlog of $394 million, another record. This sets us up very well for 2018."
Consolidated Review
Fourth Quarter 2017 Results
Consolidated sales were up $17.2 million, or 11%, from the same period last year. Organic revenue was $162.8 million, up 6% compared with the same prior year period. The 2017 fourth quarter included
$8.5 million in sales from Acquired Businesses. Aerospace segment sales of $139.6 million were up
$11.5 million and Test Systems segment sales of $31.8 million were up $5.7 million.
Consolidated gross margin was 18.8% in the fourth quarter of 2017 compared with 23.7% in the fourth quarter of 2016. Consolidated gross margin was negatively affected by the CCC acquisition having a significantly lower margin profile at this point in its business cycle compared with the organic business. Organic Engineering & Development ("E&D") costs were $22.5 million in the quarter, compared with $22.7 million in last year’s fourth quarter. As a percent of sales, organic E&D costs were 13.8% and 14.7% in the fourth quarters of 2017 and 2016, respectively. The Acquired Businesses incurred E&D costs of $2.9 million in the fourth quarter.
Selling, general and administrative (“SG&A”) expenses were $24.0 million, or 14.0% of sales, in the fourth quarter of 2017 compared with $21.1 million, or 13.7% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of the Acquired Businesses which totaled
$2.4 million, including $1.4 million of intangible asset amortization expense.
As previously announced, the Company recorded an impairment charge of approximately $16.2 million associated to the Armstrong Aerospace reporting unit in the fourth quarter. The impairment loss was incurred in the Aerospace segment.
The effective tax rate for the quarter was 41.8%, compared with 30.9% in the fourth quarter of 2016. The 2017 fourth quarter tax rate was unfavorably impacted by the $1.3 million estimated transition tax on the deemed repatriation of foreign earnings resulting from the U.S. Tax Cuts and Jobs Act ("the Act"), enacted in December 2017.  This unfavorable impact was offset by the impact of the U.S. federal R&D tax credit, a reduction in foreign taxes due to a change in foreign tax rates enacted in December 2017, and the revaluation of the deferred tax balances as a result of a reduction in the Federal tax rate from the Act ($0.9 million).

2017 Results
Consolidated sales for 2017 decreased by $8.7 million, or 1.4%, to $624.5 million. Aerospace segment sales of $534.6 million were consistent with 2016 sales of $534.0 million, while Test Systems segment sales were down 9.3% to $89.9 million. Sales from the Acquired Businesses contributed $15.5 million for 2017.
Consolidated gross margin was 22.0% in 2017 compared with 25.2% in 2016. Lower consolidated gross margin was the result of lower sales volume. E&D costs increased 6.8% to $95.0 million in 2017 primarily due to the Acquired Businesses, compared with $88.9 million in 2016. The incremental E&D costs of Acquired Businesses totaled $5.7 million. As a percent of sales, E&D was 15.2% and 14.0% in 2017 and 2016, respectively.

SG&A expenses increased $4.2 million in 2017 compared with 2016. As a percent of sales, SG&A expenses were 14.5% and 13.6% for 2017 and 2016, respectively. The increase was due primarily to the incremental SG&A costs of the Acquired Businesses which added $4.6 million, including $1.8 million of intangible asset amortization expense.
The effective tax rate for 2017 was 21.3%, compared with 29.6% in 2016. The 2017 tax rate was favorably impacted by the U.S. federal R&D tax credit, a reduction in foreign taxes due to a change in

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

foreign tax rates enacted in December 2017, and the revaluation of the deferred tax balances as a result of the Act ($0.9 million).  These favorable impacts were offset by the $1.3 million estimated transition tax on the deemed repatriation of foreign earnings resulting from the Act.
Mr. Gundermann commented, "2017 was certainly a challenging year for our company, with organic revenue flat or down slightly in both of our segments compared with 2016.  But during this two-year period, our employee headcount increased by approximately 160 people, in addition to another 300 by acquisition in December. This put considerable pressure on our margins.  Nevertheless, we are building a company designed to achieve bigger and better things, and we believe our efforts are bearing fruit.  The best evidence for this is our consolidated bookings in 2017 of $729 million, far in excess of our
$624 million in revenue."
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter 2017 Results
Aerospace segment sales increased by $11.5 million, or 9.0%, when compared with the prior year’s fourth quarter to $139.6 million. The Acquired Businesses contributed $8.5 million in sales in the 2017 fourth quarter.
Electrical Power & Motion sales decreased $4.0 million, or 5.7%, due to lower sales of cabin power products due to a combination of lower volume and pricing. Lighting & Safety sales increased by
$1.0 million primarily due to higher lighting sales partially offset by lower sales of passenger service units. Avionics sales were up $12.5 million as a result of $2.4 million increase in antennae and other avionics sales combined with the Acquired Businesses which contributed $8.0 million to sales in this product line. Structures sales increased by $0.6 million and Systems Certification sales increased by $1.0 million on higher project activity.
Aerospace segment operating loss for the fourth quarter of 2017 was $7.9 million compared with an operating profit of $16.9 million, or 13.2% of sales, in the same period last year. The Aerospace operating profit was negatively impacted by a $16.2 million impairment loss relating to Armstrong Aerospace and a $5.7 million operating loss from the CCC acquisition. Gross margin was negatively affected by the CCC acquisition having a significantly lower margin profile at this point in its business cycle compared with the organic business. Organic Aerospace E&D costs were $19.9 million compared with $20.2 million in the same period last year. The Acquired Businesses incurred E&D costs of
$2.9 million.
Aerospace bookings in the fourth quarter of 2017 were $179.3 million, for a book-to-bill ratio of 1.3:1 for the quarter. Backlog was $298.6 million at the end of the fourth quarter of 2017.
Aerospace 2017 Results
Aerospace segment sales increased by $0.6 million, or 0.1%, to $534.6 million, when compared with the prior year primarily due to the addition of the Acquired Businesses which added $15.5 million.
Electrical Power & Motion sales decreased $24.2 million, or 8.4%, for similar reasons as discussed in the quarter. Systems Certifications sales decreased $2.2 million and other products decreased $1.0 million from lower project activity earlier in the year. These declines were offset by increased Avionics sales, up $21.2 million of which $15.0 million was from the Acquired Businesses, and $5.3 million was from increased sales of databus and in-flight entertainment systems. Structures sales increased by
$5.0 million.
Aerospace operating profit for 2017 was $38.9 million, or 7.3% of sales, compared with $78.0 million, or 14.6% of sales, in the same period last year. Aerospace operating profit was negatively impacted by lower sales volume and market pricing pressures primarily related to cabin power products, coupled with the $16.2 million impairment at Armstrong and an operating loss of $8.4 million from CCC. E&D costs for Aerospace were $85.3 million (inclusive of $5.6 million related to the Acquired Businesses) and
$78.5 million in 2017 and 2016, respectively.

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

Mr. Gundermann commented, "Our Aerospace segment had record bookings in the fourth quarter of $179 million, for a book-to-bill ratio of 1.3:1. This allowed us to enter 2018 with a record Aerospace backlog of $299 million, providing a sound base for the year."

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter 2017 Results
Sales in the fourth quarter of 2017 increased approximately $5.7 million to $31.8 million compared with the same period in 2016, an increase of 22.0%. Sales to the Semiconductor market increased
$9.6 million compared with the same period in 2016, which was offset by decreased sales of $3.8 million to the Aerospace & Defense market.
Operating profit was $4.5 million, or 14.2% of sales, compared with $2.0 million, or 7.6% of sales, in last year’s fourth quarter. This is primarily due to increased sales volumes. E&D costs were $2.6 million, up slightly from $2.5 million in the fourth quarter of 2016.
Orders for the Test Systems segment in the quarter were $57.7 million, up $34.6 million, or 150%, over the prior-year period, for a book-to-bill ratio of 1.8:1 for the quarter. Backlog was $95.1 million at the end of the fourth quarter of 2017.
Test Systems 2017 Results
Sales in 2017 decreased 9.3% to $89.9 million compared with sales of $99.1 million for 2016, due to lower shipments to both the Semiconductor and Aerospace & Defense markets. Sales to the Semiconductor market decreased $5.9 million and sales to the Aerospace & Defense market decreased $3.3 million compared with the same period in 2016.
Operating profit was $7.4 million, or 8.2% of sales, compared with $8.5 million, or 8.6% of sales, in 2016. This is primarily due to decreased sales volume. E&D costs were $9.7 million in 2017, compared with $10.4 million in 2016.
Mr. Gundermann commented, "Our Test business continues to make progress establishing its technologies in its chosen markets. While 2017 was disappointing with revenue of $90 million, bookings for the year were $146.1 million for a book-to-bill of 1.6:1, pointing to a much stronger 2018."

Outlook
As previously reported, consolidated sales in 2018 are expected to be in the range of $745 million to $815 million. Approximately $630 million to $680 million of revenue is expected from the Aerospace segment. Test Systems segment revenue for 2018 is expected to be approximately $115 million to
$135 million.
Consolidated backlog at December 31, 2017 was $393.7 million, a record level, of which approximately $346.7 million is expected to ship in 2018.
Mr. Gundermann commented, “We believe 2018 will be an excellent year for our company, with many of the recent headwinds we have faced turning to tailwinds.  The mid-point of our consolidated revenue range calls for growth of 25%, with our Aerospace segment being up about 22% and our Test segment being up 39%.  We are pursuing a number of high-value awards that will heavily influence our plans, which we will refine as soon as possible.”
The effective tax rate for 2018 is expected to be approximately 18% to 22%.
Capital equipment spending in 2018 is expected to be in the range of $24 million to $28 million. E&D spending in 2018 is expected to be in the range of $110 million to $115 million including the Acquired Businesses, which represents approximately 14.4% of sales at the mid-point of the expected sales range.

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

Fourth Quarter 2017 Webcast and Conference Call
The Company will host a teleconference today at 5:00 p.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13676642. The telephonic replay will be available from 8:00 p.m. ET on the day of the call through Monday, March 5, 2018. A transcript will also be posted to the Company’s website once available.

About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) serves the world’s aerospace, defense and semiconductor industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers and Fortune 500 manufacturing organizations rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Sales	$171,318	$154,068	$624,464	$633,123
Cost of products sold	139,165	117,582	487,351	473,656
Gross profit	32,153	36,486	137,113	159,467
Gross margin	18.8%	23.7%	22.0%	25.2%

Impairment Loss	16,237	—	16,237	—
Selling, general and administrative	24,012	21,082	90,516	86,328
SG&A % of sales	14.0%	13.7%	14.5%	13.6%
(Loss) Income from operations	(8,096)	15,404	30,360	73,139
Operating margin	(4.7)%	10.0%	4.9%	11.6%

Interest expense, net	1,619	1,108	5,369	4,354
(Loss) Income before tax	(9,715)	14,296	24,991	68,785
Income tax expense (benefit)	(4,062)	4,411	5,312	20,361
Net (Loss) income	$(5,653)	$9,885	$19,679	$48,424
Net (Loss) income % of sales	(3.3)%	6.4%	3.2%	7.6%

Basic earnings per share:	$(0.20)	$0.34	$0.69	$1.66
Diluted earnings per share:	$(0.20)	$0.33	$0.67	$1.61

Weighted average diluted shares outstanding (in thousands)	28,015	29,742	29,320	30,032

Capital expenditures	$3,763	$3,168	$13,478	13,037
Depreciation and amortization	$7,794	$6,333	$27,063	$25,790

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2017	12/31/2016
ASSETS
Cash and cash equivalents	$17,914	$17,901
Accounts receivable and uncompleted contracts	132,633	109,415
Inventories	150,196	116,597
Other current assets	14,586	11,160
Property, plant and equipment, net	125,830	122,812
Other long-term assets	15,659	13,149
Intangible assets, net	153,493	98,103
Goodwill	125,645	115,207
Total assets	$735,956	$604,344

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,689	$2,636
Accounts payable and accrued expenses	80,595	60,756
Customer advances and deferred revenue	19,607	23,168
Long-term debt	269,078	145,484
Other liabilities	34,060	34,851
Shareholders' equity	329,927	337,449
Total liabilities and shareholders' equity	$735,956	$604,344

ASTRONICS CORPORATION
Segment Data

(Unaudited, $ in thousands)
	Three Months Ended		Year Ended
	12/31/2017	12/31/2016	12/31/2017	12/31/2016
Sales
Aerospace	$139,687	$128,052	$534,724	$534,408
Less Inter-segment	(121)	—	(121)	(367)
Total Aerospace	139,566	128,052	534,603	534,041

Total Test Systems	31,752	26,016	89,861	99,082
Total consolidated sales	171,318	154,068	624,464	633,123

Operating (loss) profit and margins
Aerospace	(7,865)	16,867	38,888	77,966
	(5.6)%	13.2%	7.3%	14.6%
Test Systems	4,516	1,983	7,359	8,507
	14.2%	7.6%	8.2%	8.6%
Total operating (loss) profit	(3,349)	18,850	46,247	86,473

Interest expense	1,619	1,108	5,369	4,354
Corporate expenses and other	4,747	3,446	15,887	13,334
(Loss) Income before taxes	$(9,715)	$14,296	$24,991	$68,785

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2017	12/31/2016	% change	12/31/2017	12/31/2016	% change	2017 YTD
Aerospace Segment
Commercial Transport	$107,624	$104,378	3.1%	$414,523	$435,552	-4.8%	66.4%
Military	14,974	14,624	2.4%	61,270	54,556	12.3%	9.8%
Business Jet	12,454	5,042	147.0%	41,298	25,407	62.5%	6.6%
Other	4,514	4,008	12.6%	17,512	18,526	-5.5%	2.8%
Aerospace Total	139,566	128,052	9.0%	534,603	534,041	0.1%	85.6%

Test Systems Segment
Semiconductor	13,655	4,076	235.0%	31,999	37,939	-15.7%	5.1%
Aerospace & Defense	18,097	21,940	-17.5%	57,862	61,143	-5.4%	9.3%
Test Systems Total	31,752	26,016	22.0%	89,861	99,082	-9.3%	14.4%

Total	$171,318	$154,068	11.2%	$624,464	$633,123	-1.4%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2017	12/31/2016	% change	12/31/2017	12/31/2016	% change	2017 YTD

Aerospace Segment
Electrical Power & Motion	$65,273	$69,250	-5.7%	$264,286	$288,465	-8.4%	42.3%
Lighting & Safety	36,346	35,351	2.8%	158,663	156,871	1.1%	25.4%
Avionics	22,536	10,077	123.6%	53,960	32,761	64.7%	8.6%
Systems Certification	4,927	3,954	24.6%	14,333	16,531	-13.3%	2.3%
Structures	5,970	5,412	10.3%	25,849	20,887	23.8%	4.1%
Other	4,514	4,008	12.6%	17,512	18,526	-5.5%	2.8%
Aerospace Total	139,566	128,052	9.0%	534,603	534,041	0.1%	85.6%

Test Systems	31,752	26,016	22.0%	89,861	99,082	-9.3%	14.4%

Total	$171,318	$154,068	11.2%	$624,464	$633,123	-1.4%

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Astronics Corporation Reports 2017 Fourth Quarter Financial Results
February 26, 2018

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Trailing Twelve Months
	04/01/2017	7/1/2017	9/30/2017	12/31/2017	12/31/2017
Sales
Aerospace	$136,827	$129,547	$128,663	$139,566	$534,603
Test Systems	15,569	21,567	20,973	31,752	89,861
Total Sales	$152,396	$151,114	$149,636	$171,318	$624,464

Bookings
Aerospace	$122,836	$134,822	$146,178	$179,340	$583,176
Test Systems	24,236	23,944	40,161	57,719	146,060
Total Bookings	$147,072	$158,766	$186,339	$237,059	$729,236

Backlog*
Aerospace	$205,155	$215,647	$233,162	$298,604
Test Systems	47,554	49,931	69,119	95,086
Total Backlog	$252,709	$265,578	$302,281	$393,690	N/A

Book:Bill Ratio
Aerospace	0.90	1.04	1.14	1.28	1.09
Test Systems	1.56	1.11	1.91	1.82	1.63
Total Book:Bill	0.97	1.05	1.25	1.38	1.17
* During the second and fourth quarters, acquisitions added backlog of approximately $5.2 million and
$25.7 million, respectively, for the Aerospace segment.

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